Exhibit 99.1
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
    THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Third Amendment”), dated as of December 5, 2025, is entered into between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”) and David W. Hult (the “Executive”).
RECITALS
    WHEREAS, the Company and the Executive are parties to that certain employment agreement dated October 23, 2014, as amended by the First Amendment to Employment Agreement (the “First Amendment”) dated August 21, 2017, and the Second Amendment to Employment Agreement (the “Second Amendment”) dated June 5, 2020 (together, the October 23, 2014 employment agreement and the First Amendment and the Second Amendment thereto constitute the “Employment Agreement”); and
    WHEREAS, the Executive has notified the Company of his plan to resign from the positions of President and Chief Executive Officer, effective as of the date of the Company’s 2026 Annual Meeting of Stockholders (the “Transition Date”); and
    WHEREAS, in connection with Executive’s resignation, the Company believes it appropriate and in the best interests of the Company to accept Executive’s resignation as President and Chief Executive Officer and to appoint Executive to a new position as described herein, both effective as of the Transition Date; and
    WHEREAS, in light of Executive’s prospective resignation as President and Chief Executive Officer and his appointment to a new position as described herein as of the Transition Date, the Company and Executive mutually desire to amend the Employment Agreement to make changes as appropriate to the terms of Executive’s employment and compensation, so as to reflect Executive’s prospective duties and responsibilities as an employee of the Company.
    NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and subject to the provisions of this Third Amendment, the Company and the Executive hereby amend the Employment Agreement effective as of the Transition Date as follows:
1.    The definition of “Good Reason” contained in Section 1(a) of the Employment Agreement is hereby deleted and replaced with “[Reserved]”.
2.     Section 2(a) of the Employment Agreement is amended and restated as follows:
(a)Employment. Effective as of the Transition Date, Executive shall resign his position as President and CEO of the Company and shall assume the position of Executive Chairman, in which position Executive shall report directly to the Board of Directors and shall perform such duties and exercise such authority as reasonably determined by the Board of Directors from time to time, which duties are expected to include: (i)

supporting the appointment, development and oversight of the new Chief Executive Officer of the Company; (ii) providing guidance to the Chief Executive Officer regarding corporate opportunities and strategy; (c) working in conjunction with the Company’s Lead Independent Director, in accordance with the preliminary division of responsibilities reviewed by the Governance Committee of the Board, to include leading Board meetings and (in consultation with the Chief Executive Officer and the chairpersons of the several Board committees) setting Board agendas; and (d) serving as a key ambassador to investors, regulators, analysts and vehicles manufacturers.

3.    Section 2 (b) of the Employment Agreement is amended and restated as follows:

(b)Other Board Service. Executive shall be entitled to serve on the board of directors of two corporations not in competition with the Company, subject to the prior approval of the Board of Directors.

4.    Section 3(a) of the Employment Agreement is amended as follows:

(a)Base Salary. In consideration for Executive’s services hereunder, during the Term beginning with the Transition Date, the Company shall pay to Executive an annualized rate of base salary as follows: (i) $750,000 from the date immediately following the Transition Date through December 31, 2026; (ii) $525,000 from January 1, 2027 through December 31, 2027; and (iii) $300,000 from and after January 1, 2028, unless otherwise determined by the Compensation & Human Resources Committee of the Board of Directors (the “Compensation Committee”) in its discretion. The Company shall pay the annual base salary in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company require. The Company shall also provide Executive with a Company car for the duration of his employment by the Company.
5.     Section 3(b) of the Employment Agreement is amended and restated as follows:
(b)Bonus. In addition to the base salary payable under Section 3(a) hereof, Executive shall be entitled to discretionary annual bonuses. The target amount of Executive’s annual bonus for 2026 will be equal to: (i) 135% of the base salary earned by Executive as President and Chief Executive Officer, from January 1, 2026 through the date of the Transition Date, plus (ii) 100% of base salary actually earned by Executive from the date immediately following the Transition Date through December 31, 2026. The target amount of Executive’s annual bonus for 2027 will be equal to 100% of Executive’s 2027 base salary (i.e., $525,000). The target amount of Executive’s annual bonus for 2028 will be equal to 100% of Executive’s 2028 base salary (i.e.,

$300,000). The actual amount of Executive’s annual bonus for any year will be determined by the Company’s Compensation Committee, based on the achievement of corporate and/or individual performance objectives established by the Compensation Committee. Any annual bonus earned by Executive will be paid on the date that annual bonuses are paid generally to the Company's other executive officers, but in no event later that March 15 of the calendar year following the year to which such bonus relates.
6.    Section 4(a) through Section 4(c) of the Employment Agreement are amended and restated as follows:
(a)Term. The term of this Agreement shall continue from the Transition Date through December 31, 2027 (the “Initial Term”). Unless either party gives prior written notice of termination at least 90 days prior to the expiration of the Initial Term, this Agreement shall renew for an additional one-year period (the “Renewal Term”), for the period beginning January 1, 2028 and ending December 31, 2028. In the event such prior written notice of non-extension is given, this Agreement will terminate at the end of the remaining Term then in effect. The Initial Term and the Renewal Term (as applicable) are together referred to herein as the “Term.”

(b)This Agreement and Executive’s employment by the Company hereunder may only be terminated before expiration of the Initial Term or prior to the end of the Renewal Period: (i) by mutual agreement of Executive and the Company; (ii) by Executive upon not less than 30 days’ written prior notice to the Company; (iii) by the Company without Cause upon 30 days’ written prior notice to Executive; (iv) by the Company for Cause; or (vi) by the Company or Executive due to death or disability. Notice of termination by either the Company or Executive shall be given in writing. Effective immediately upon the termination of Executive’s employment with the Company, Executive shall cease to be an officer and/or a director of the Company and/or all of its Affiliates.

(c)In the event Executive’s employment with the Company is terminated by the Company during the Initial Term for any reason other than for Cause, Executive shall be entitled to: (i) 200% of his then Base Salary, plus 100% of his Target Annual Bonus, payable monthly in equal installments during the period commencing on the date of Executive’s termination of employment and ending on the 12-month anniversary thereof (the “12-Month Period”); (ii) a pro rated bonus based on actual performance for the year in which the Executive’s termination of employment occurs, payable when other Company bonuses are paid for such year, but in no event later than the Bonus Payment Date; and (iii) continued participation during the 12-Month Period in health, dental, disability, and life insurance plans at the same level of coverage and Executive contribution as was in effect immediately prior to Executive’s termination of employment; provided, however, that if (A) any plan pursuant to which such health and dental benefits are provided is not, or ceases prior to the expiration of the 12-Month Period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company cannot provide the health, dental, disability and/or life insurance benefits without violating applicable law (including , without limitation, Section 2716 of the Public Health Service Act), or (C) the Company is otherwise unable under applicable law to continue to cover Executive or Executive’s dependents under its group health, dental, disability and/or life insurance plans without violating a prohibition on such coverage or incurring penalties and/or additional tax as a result of such coverage, then, in any such case, an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the 12-Month Period (or the remaining portion thereof). Additionally, all equity and long-term incentive awards not vested as of the date of any termination by the Company for any reason other than for Cause will become 100% vested as of the date of such termination. Except in the case of termination for death or disability, the payment of severance shall be conditioned upon Executive signing (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) of a general release in favor of the Company. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.
7.    Sections 4(d), 4(e), and 4(j) of the Employment Agreement are amended, in each case, to read “[Reserved].”
8.    Incorporation into Employment Agreement. This Amendment shall be and is hereby incorporated into and forms a part of the Employment Agreement effective as of the Transition Date, subject to Executive’s continuous employment with the Company through the Transition Date.
9.    Employment Agreement Prior to Amendment. Until the Transition Date, all terms and conditions of the Employment Agreement shall remain in full force and effect and unmodified by the Amendment.
10.    Counterparts. This Amendment may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
Notwithstanding the foregoing provisions of this Third Amendment, if and to the extent that amounts payable under this Third Amendment are deemed, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (including any proposed or final regulations promulgated thereunder, “Code Section 409A”) to be in substitution of amounts previously payable under another a prior version of the Employment Agreement with respect to Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under such prior version, to the extent required to comply with Code Section 409A, without regard to this Third Amendment.
The Company and Executive have hereby executed this Third Amendment to Employment Agreement as of the date first written above.

EXECUTIVE:	ASBURY AUTOMOTIVE GROUP, INC.
/s/ David W. Hult	/s/ Jed C. Milstein
David W. Hult	Jed C. Milstein
SVP, Chief Human Resources Officer